ORGENESIS, INC.

COMPENSATION COMMITTEE CHARTER

I. PURPOSE

     The purpose of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Orgenesis, Inc. (the "Corporation") is:

1.	To discharge the responsibilities of the Board relating to compensation of the Corporation's directors, executive officers and key employees;

2.	To assist the Board in establishing appropriate incentive compensation and equity-based plans and to administer such plans; and

3.	To oversee the annual process of evaluation of the performance of the Corporation's management; and

4.	To perform such other duties and responsibilities as enumerated in and consistent with this Charter.

II. MEMBERSHIP AND PROCEDURES

     A. Membership and Appointment

     The Committee shall be comprised of not fewer than two members of the Board, as shall be determined from time to time by the Board. The members of the Committee shall be elected by the Board, or the committee thereof responsible for nominations of directors, at the annual organizational meeting of the Board or such committee, as applicable, and shall hold office until their resignation or removal or until their successors shall be duly elected and qualified.

     All members of the Committee shall qualify as "independent directors" for purposes of the listing standards of The NASDAQ Stock Market, as such standards may be changed from time to time. To the extent that the Board deems practicable and advisable, all members of the Committee shall also qualify as "non-employee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, as such standards and definitions may be revised or amended from time to time; provided, however, that notwithstanding anything contained herein to the contrary, if not all members of the Committee qualify as non- employee directors, any grant of equity compensation to directors and officers (as defined by Rule 16a-1(f) of the Exchange Act) shall be made by the full Board or a subcommittee of the Committee comprised of at least two members who qualify as non-employee directors.

     B. Removal

     The entire Committee or any individual Committee member may be removed without cause by the affirmative vote of a majority of the Board. Any Committee member may resign effective upon giving oral or written notice to the Chairman of the Board, the Secretary of the Corporation, or the Board (unless the notice specifies a later time for the effectiveness of such resignation). The Board may elect a successor to assume the available position on the Committee when the resignation becomes effective.

     C. Chairperson

     A chairperson of the Committee (the "Chairperson") may be designated by the Board. In the absence of such designation, the members of the Committee may designate the Chairperson by majority vote of the full Committee membership. The Chairperson shall determine the agenda for and the length of meetings and shall have unlimited access to management and to information relating to the Committee's purposes. The Chairperson shall establish such other rules as may from time to time be necessary and proper for the conduct of the business of the Committee.

     D. Meetings, Minutes and Reporting

     The Committee shall meet at least two times per year and at such other times as it deems necessary to carry out its responsibilities. All Committee members are expected to attend each meeting, in person or via tele- or video-conference.

     The Committee shall keep full and complete minutes of the proceedings of the Committee. In addition to the specific matters set forth herein requiring reports by the Committee to the full Board, the Committee shall report such other significant matters as it deems necessary concerning its activities to the full Board. The Committee may appoint a Secretary whose duties and responsibilities shall be to keep records of the proceedings of the Committee for the purposes of reporting Committee activities to the Board and to perform all other duties as may from time to time be assigned to him or her by the Committee, or otherwise at the direction of a Committee member. The Secretary need not be a member of the Committee or a director and shall have no membership or voting rights by virtue of the position.

     E. Delegation & Meetings

     The Committee may, by resolution passed by a majority of the Committee members, designate one or more subcommittees, each subcommittee to consist of one or more members of the Committee. Any such subcommittee, to the extent provided in the resolutions of the Committee and to the extent not limited by applicable law, shall have and may exercise all the powers and authority of the Committee. Each subcommittee shall have such name as may be determined from time to time by resolution adopted by the Committee. Each subcommittee shall keep regular minutes of its meetings and report the same to the Committee or the Board when required.

     A majority of Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting at which a quorum is attained, shall be the act of the Committee.

     F. Authority to Retain Advisors

     In the course of its duties, the Committee shall have the sole authority, at the Corporation's expense, to retain and terminate compensation consultants, legal counsel, or other advisors, as the Committee deems advisable, including the sole authority to approve any such advisors' fees and other retention terms.

III. DUTIES AND RESPONSIBILITIES

     The following shall be recurring duties and responsibilities of the Committee in carrying out its purposes. These duties and responsibilities are set forth below as a guide to the Committee, with the understanding that the Committee may alter or supplement them as appropriate under the circumstances, to the extent permitted by applicable law.

1.

Establish a compensation policy for executives designed to (i) enhance the profitability of the Corporation and increase stockholder value, (ii) reward executive officers for their contribution to the Corporation's growth and profitability, (iii) recognize individual initiative, leadership, achievement, and other contributions and (iv) provide competitive compensation that will attract and retain qualified executives.

2.

Subject to variation where appropriate, the compensation policy for executive officers and other key employees shall include (i) base salary, which shall be set on an annual or other periodic basis, (ii) annual or other time or project based incentive compensation, which shall be awarded for the achievement of predetermined financial, project, research or other designated objectives of the Corporation as a whole and of the executive officers and key employees individually and (iii) long-term incentive compensation in the forms of equity participation and other awards with the goal of aligning, where appropriate, the long-term interests of executive officers and other key employees with those of the Corporation's stockholders and otherwise encouraging the achievement of superior results over an extended time period.

3.	Review competitive practices and trends to determine the adequacy of the executive compensation program.

4.	Review and consider participation and eligibility in the various components of the total executive compensation package.

5.

Annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of those goals and objectives, and recommend to the Board the CEO's compensation levels based on this evaluation.

6.	Annually review and make recommendations to the Board with respect to compensation of directors, executive officers of the Corporation other than the CEO and key employees.

7.	Approve employment contracts, severance arrangements, change in control provisions and other agreements.

8.

Approve and administer cash incentives and deferred compensation plans for executives (including any modification to such plans) and oversight of performance objectives and funding for executive incentive plans.

9.	Approve and oversee reimbursement policies for directors, executive officers and key employees.

10.	Review matters relating to management succession, including, but not limited to, compensation.

11.	Approve and oversee compensation programs involving the use of the Corporation's stock.

12.

If the Corporation is required by applicable Securities and Exchange Commission ("SEC") rules to include a Compensation Discussion and Analysis ("CD&A") in its SEC filings, review the CD&A prepared by management, discuss the CD&A with management and, based on such review and discussions, recommend to the Board that the CD&A be included in the Corporation's Annual Report on Form 10-K, proxy statement, or any other applicable filing as required by the SEC.

13.

Review all compensation policies and practices for all employees to determine whether such policies and practices create risks that are reasonably likely to have a material adverse effect on the Corporation.

14.	Periodically review executive supplementary benefits and, as appropriate, the organization's retirement, benefit, and special compensation programs involving significant cost.

15.	Form and delegate authority to subcommittees when appropriate.

16.	Make regular reports to the Board.

17.	Annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

18.	Annually evaluate its own performance.

19.	Oversee the annual process of performance evaluations of the Corporation's management.

20.	Fulfill such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board and/or the Chairman of the Board.